Exhibit 10.2

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is (i) not material and (ii) the type of information that the registrant customarily and actually treats as private or confidential.

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made by and among biote Corp. (“Biote”), BioTE Medical, LLC (“Medical”), BioTE Holdings, LLC (“Holdings,” and together with Biote and Medical, the “Biote Entities”), Mary Elizabeth Conlon (“Conlon”), Marc D. Beer (“Beer”), Teresa S. Weber (“Weber”), Marci M. Donovitz (“Marci”), the Donovitz Family Irrevocable Trust (“Trust,” and together with Marci, “Donovitz”), Cooley LLP (“Cooley”), Steven J. Heyer, and Haymaker Sponsor III LLC (“Haymaker”) (each a “Party” and together the “Parties”). This Agreement shall become effective as of June 28, 2024 (“Effective Date”).

WHEREAS, Marci began litigation in the Court of Chancery styled The Donovitz Family Irrevocable Trust v. Weber, C.A. No. 2024-0617-NAC (“Lawsuit”), and the Parties desire to resolve that Lawsuit;

WHEREAS, this Agreement shall be and remains in effect despite the discovery or existence of any new or additional fact, or any fact different from that which any Party now knows or believes to be true;

WHEREAS, by entering into this Agreement, signing it, and accepting the consideration provided herein and the benefits of it, the Parties acknowledge and agree that they are giving up forever any right to seek further monetary or other relief from other Parties and certain affiliated persons and entities as broadly described in the release section of this Agreement.

NOW, THEREFORE, in consideration of the below mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.
Definitions.
A.
“Affiliate(s)” means a past or present accountant, administrator, advisor, agent, assign, attorney, banker, broker, consultant, dealer, director, employee, estate, executor, heir, joint venture or venturer, limited liability company, manager, member, officer, partner, partnership, predecessor, principal, representative, stockholder, successor, trustee or underwriter.
B.
“Change of Control” means (a) a direct or indirect sale, lease, transfer or other disposition of all or substantially all of the assets of Biote and its subsidiaries (taken as a whole) in any transaction or series of related transactions to a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act), or (b) any transaction with a Person or “group” (as such term is defined under Regulation 13D under the Securities Exchange Act), pursuant to which such Person or group acquires, directly or indirectly, in any single transaction or series of related transactions, more than 50% of the total voting power or economic rights of the equity securities of Biote (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise).

C.
“Claims” means all claims, demands, actions or causes of action, suits, rights, duties, agreements, obligations, liabilities, losses, damages, judgments, decrees, fees, attorneys’ fees, expenses, costs, debts, interest, penalties, sanctions, matters, issues and controversies of any kind or nature, whether known or unknown, accrued or unaccrued, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, alleged or unalleged, foreseen or unforeseen, actual or potential, material or immaterial, including any arising out of any oral or written agreement that predates the Effective Date, including without limitation all oral and written agreements made a part of or arising out of the SPAC merger that closed on May 26, 2022, pursuant to a Business Combination Agreement (“BCA”) executed on or about December 13, 2021 (collectively, the “SPAC Transaction”), and including but not limited to those which have been, could have been, or in the future can or might be asserted in any court, tribunal, arbitration or other proceeding (including but not limited to any arising under federal, state or foreign statutory or common law relating to fraud, breach of any duty, breach of contract, negligence, securities laws or regulations, intellectual property or trade secret laws or regulations), whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, whether for actual damages, exemplary damages or interest (prejudgment or post-judgment) on such damages, whether for advancement, indemnity or contribution, and whether for any warrants, options or earn-out shares (including Donovitz’s 3,985,887 Biote earn-out shares), which have arisen or could have arisen, or now or hereafter may arise out of or relate in any way, directly or indirectly, to any facts, events, transactions, matters, acts, occurrences, omissions, statements, representations, misrepresentations, or any other matter or thing of any kind or nature, or any series of them, in existence from the beginning of time to the Effective Date, including but not limited to any relating to the institution, prosecution, settlement, judgment or dismissal of the Lawsuit and claims relating to any shares/units described in Section 2 of the Agreement; provided however that “Claims” do not include the Parties’ rights or obligations under this Agreement.
D.
“Closing” means the closing of this Agreement on the Effective Date.
E.
“including” is not exclusive and means “including without limitation.”
F.
“Released Claims” means the Claims released under this Agreement.
G.
“Person” means a natural person, individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, limited liability company, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency of it, and any other business or legal entity.
2.
Payment.
A.
Biote will pay a total sum of sixty million dollars ($60,000,000.00) (“Settlement Sum”) to purchase all the Holdings Class A common units (“Holdings Units”), shares of Biote Class V common stock (“Class V Shares,” and together with the Holdings Units, “Paired Interests”) and shares of Biote Class A common stock (“Class A Shares”) currently beneficially owned by Donovitz over the following three-year schedule:

B.
At Closing, Biote will buy 4,146,610 Paired Interests (or Class A Shares, if applicable) for a cash payment of $30,000,000.00;
i.
On or before the 12-month anniversary of the Closing, Biote will buy 1,382,204 Paired Interests from Donovitz for a cash payment of $10,000,000.00;
ii.
On or before the 24-month anniversary of the Closing, Biote will buy 1,382,203 Paired Interests from Donovitz for a cash payment of $10,000,000.00; and
iii.
On or before the 36-month anniversary of the Closing, Biote will buy 1,382,203 Paired Interests from Donovitz for a cash payment of $10,000,000.00.
iv.
Upon a Change of Control, the remaining payments and purchases under Section 2.B.i.-iii will accelerate such that the unpaid portion of the Settlement Sum is paid immediately upon the Change of Control to Donovitz in exchange for the remaining portion of Donovitz’s 8,293,220 shares/units.
C.
The above Biote payments will be made by wire transfer to the following:

Bank: [*****]
Address: [*****]
ABA Routing #: [*****]
Beneficiary: [*****]
Credit Account #: [*****]
D.
Promptly (and in any event within five business days) after receipt of each respective payment in Section 2.B.i.-iv, Donovitz will either (i) deliver to Biote the certificate(s), if any, representing the Holdings Units, Class A Shares, and Class V Shares beneficially owned by Donovitz purchased thereby, together with any other necessary instruments of transfer (including a duly executed stock power); or (ii) initiate with the appropriate transfer agent the transfer of the Holdings Units, Class A Shares, and Class V Shares beneficially owned by Donovitz purchased thereby, together with any other necessary instruments of transfer (including a duly executed stock power). Biote and Holdings may update their books and records to reflect these transfers upon delivery of payment, without any further action by Donovitz.
E.
At Closing, Donovitz will deliver executed copies of the Voting Agreement attached as Exhibit A.
3.
Dismissal of Lawsuit. On or before five (5) business days after the Effective Date, the Parties will file stipulations dismissing the Lawsuit, with prejudice and without fees or costs.
4.
Mutual General Releases And Covenants Not To Sue.

A.
Donovitz hereby completely, fully, finally and forever compromises, waives, settles, releases, satisfies, discharges, extinguishes, relinquishes and dismisses with prejudice and without costs, all Claims against the Biote Entities, Conlon, Beer, Weber, Cooley, Steven J. Heyer, Haymaker (collectively, the “Biote Released Parties”) and each of their Affiliates.
B.
The Biote Released Parties and each of their Affiliates, hereby completely, fully, finally and forever compromise, waive, settle, release, satisfy, discharge, extinguish, relinquish and dismiss with prejudice and without costs, all Claims against Donovitz.
C.
The Released Claims extend to Claims that any Person granting such release (a “Releasing Person”) does not know or suspect to exist at the time of such release, which, if known, might have affected the Releasing Person’s decision to enter into such release. The Releasing Person will be deemed to relinquish, to the extent applicable, and to the fullest extent permitted by law, the provisions, rights and benefits of: (i) Section 1542 of the California Civil Code; and (ii) any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code.
D.
Donovitz covenants not to directly, indirectly or derivatively sue, or otherwise facilitate or participate in any action, suit or other proceeding about the Released Claims against any of the Biote Released Parties or their Affiliates.
E.
The Biote Released Parties and each of their Affiliates covenant not to directly, indirectly or derivatively sue, or otherwise participate in any action, suit or other proceeding about the Released Claims against Donovitz.
5.
No Assignment of Claims. Each of the Parties represents and warrants that no Claims have been assigned or transferred to any other individual or entity that is not a Party, including by way of subrogation, contract, operation of law or otherwise.
6.
Ownership of Shares/Units. Donovitz represents and warrants that Donovitz beneficially owns 8,293,220 Paired Interests and Class A Shares, and Donovitz has not assigned, transferred, or otherwise encumbered them by way of subrogation, contract, operation of law or otherwise.
7.
Alterations, Amendment or Modification. This Agreement is irrevocable and may not be rescinded. In addition, this Agreement may not be altered, amended, modified, or changed, except by a writing duly executed by all of the Parties that refers specifically to this Agreement; nothing else including but not limited to detrimental reliance, estoppel, oral representations or any promises will modify, amend, or alter this Agreement. No waiver of any breach of this Agreement will be construed as an implied amendment or agreement to modify this Agreement, this provision or any other part of this Agreement.
8.
Authorization. The representative of a Party signing this Agreement on behalf of a Party represents and warrants that such representative has full power, capacity and authority to execute this Agreement on behalf of the Party so indicated. The representative of a Party signing this Agreement on behalf of a Party represents and warrants that such representative has read the terms of this Agreement and had the opportunity to have the terms used herein and consequences of them explained by such Party’s attorney before signing.
9.
Construction and Severability. This Agreement has been jointly negotiated and drafted and will be construed as a whole according to its fair meaning and not strictly for or against any Party. If any word, phrase, clause, term, sentence or other provision of this Agreement is declared or determined by any court or arbitrator to be invalid or unenforceable, in whole or in part, such provision or part of such provision will be deemed omitted to that extent and will be replaced by a valid and enforceable provision which so far as possible achieves the same objectives as the severed provision was intended to achieve and, in any event, the remaining provisions of this Agreement will not be affected and will remain valid and fully enforceable.
10.
Voluntary Agreement. The Parties, through and by their signatures below, represent that they have read this Agreement and fully understand all its terms; that they have conferred with an attorney before signing their name; and that they understand any rights that they may have and sign this Agreement with full knowledge of any such rights.
11.
No Admission of Liability. The Parties acknowledge that each of them, by agreeing to this Agreement, admit no liability of any sort, have made no representations about liability and have made no agreement or promise to do or omit to do any act or thing not set forth in this Agreement. The Parties also acknowledge that this Agreement is made as a compromise of disputed claims to avoid expense and to terminate all claims of any nature, known or unknown.
12.
Execution in Counterparts and Signatures. This Agreement may be executed in one or more counterparts, each of which will be considered an original and each of which, taken together, will constitute the same instrument. Signatures may be transmitted by facsimile or electronic mail and such signatures will be acceptable as original signatures for all purposes.
13.
Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms included in this Agreement.
14.
Dispute Resolution. The Parties agree that William B. Chandler III will have exclusive jurisdiction over all controversies, disputes or claims arising from or relating to this Agreement, or breach of it. If the Parties cannot resolve a dispute over language contained in the Agreement, or the Parties’ obligations created or affirmed by this Agreement, the Parties will submit the dispute to William B. Chandler III (“Chandler”) for a final and non-appealable decision. If Chandler is unavailable to resolve such dispute due to incapacity, death or otherwise, then the dispute will be submitted to Stephen P. Lamb (“Lamb”) or, if neither of Chandler or Lamb are available due to incapacity, death or otherwise, another mutually agreeable former member of the Delaware Court of Chancery, Superior Court’s Complex Commercial Litigation Division or Supreme Court (together, “Alternatives”), who will have the same authority as Chandler would have. If none of those Alternatives are available to resolve such dispute due to incapacity, death or otherwise, the Parties agree that any and all controversies, disputes or claims arising from or relating to this Agreement, or breach of it, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware’s Complex Commercial Litigation Division

(“CCLD”) or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court of the District of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts from it) in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in such court has been brought in an inconvenient forum. Process in any such action may be served by mail or similar means on any Party anywhere in the world, whether within or without the jurisdiction of such court.
15.
Choice of Law and Attorney’s Fees. This Agreement will be governed by, construed and enforced in accordance with the internal, substantive law of the State of Delaware, regardless of its conflicts of law principles. In any action, suit or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party(ies) will be entitled to recover its costs, including reasonable attorneys’ fees.
16.
Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING FROM OR RELATING TO THIS AGREEMENT, OR ANY BREACH OF IT. EACH OF THE PARTIES HEREBY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE ABOVE WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
17.
Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably if any provision in this Agreement is not performed in accordance with its specific terms or otherwise is breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and any terms in it, and to any other remedies provided by law or equity, including without limitation an award for damages. Each Party also agrees that, in the event of any action for specific performance for such breach or violation of this Agreement, it will not assert as a defense that a remedy at law would be adequate.
18.
Entire Agreement. This Agreement (including its exhibits) constitutes the entire agreement by and among the Parties, and it supersedes all other agreements, understandings, negotiations or discussions, either oral or in writing, express or implied, about the subject matters of this Agreement.
19.
No Reliance. This Agreement has in all respects been voluntarily and knowingly executed by the Parties, after receiving advice from their legal counsel. The Parties acknowledge and agree that in making this Agreement, each of them has relied only on such Party’s own judgment, beliefs and interest, after receiving advice from such Party’s legal counsel. The Parties also acknowledge and agree that they have each made such investigation of the facts relating to the settlement provided for in this Agreement, and of all matters pertaining to it, that such Party considers necessary. Each Party declares and represents that it has not relied on any statement, representation, warranty, promise or assurance, expressed or implied, not expressly set forth in this Agreement. The Biote Entities have made no representations about the past, present or future value of Biote stock or Holdings Units. Donovitz understand that the value of Biote stock and Holdings Units may rise after the Effective Date; nevertheless, Donovitz will receive cash payments in the exact amounts detailed in Section 2 of this Agreement regardless of the current or trailing price of Biote stock or value of Holdings Units at the time of any transfers of shares/units detailed in Section 2 of this Agreement. Donovitz also understands the Biote Entities may have material non-public information that may be material or superior to information available to Donovitz. Each Party waives and releases all rights and remedies which might otherwise be available to such Party for any such other oral or written representation, warranty, promise or assurance made before execution of this Agreement, or the Biote Entities’ possession of material non-public information.
20.
No Waivers. No course of dealing between or among any of the Parties will be considered to affect, modify, amend or discharge any provision or term of this Agreement. No delay in the exercise of any right or remedy under this Agreement will waive (a) such right or remedy; or (b) any other term in this Agreement. No waiver will be considered effective unless signed by the Party against whom such waiver is sought to be enforced. The failure of a Party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver of it or deprive that Party of the right afterward to insist on strict adherence to that, or any other, term of this Agreement. Time is of the essence.
21.
Benefits to the Parties. This Agreement will be binding on and will inure to the benefit of the Parties and Affiliates of the Biote Released Parties.
22.
Disclaimer of Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to, or will be construed to, give any non-Party any rights or remedies under or relating to this Agreement.
23.
Cooperation. In addition to the actions specifically provided for in this Agreement, the Parties will use their reasonable best efforts from and after the Effective Date to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable law and applicable agreements to consummate and make effective this Agreement and the transactions contemplated thereby. The Parties and their attorneys agree to cooperate fully with one another and to use their best efforts to effect the consummation of this Agreement and the transactions contemplated thereby.
24.
Notice. Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this section.

If to Donovitz:	Marci Donovitz [*****]
with a copy (which shall not constitute effective notice) to:	Mr. William A. Brewer III Brewer, Attorneys & Counselors 1717 Main Street, Suite 5900 Dallas, TX 75201 Email: wab@brewerattorneys.com
If to the Biote Entities, Conlon, Beer or Weber:	BioTE Holdings, LLC 1875 W. Walnut Hill Lane Irving, TX 75038 Attention: Mary Elizabeth Conlon Email: Marybeth.Conlon@biote.com
with a copy (which shall not constitute effective notice) to:	McKool Smith 300 Crescent Court, Suite 1500 Dallas, TX 75201 Attention: Alan S. Loewinsohn Email: Aloewinsohn@McKoolSmith.com
If to Haymaker or Steven Heyer:	Steven J. Heyer [*****]
with a copy (which shall not constitute effective notice) to	Sidney Burke DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 Email: Sidney.Burke@us.dlapiper.com
If to Cooley:	Ann Mooney Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111-4004 Email: mooneyam@cooley.com

with a copy (which shall not constitute effective notice) to	David E. Ross Ross Aronstam & Moritz LLP 1313 North Market Street, Suite 1001 Wilmington, DE 19801 Email: DRoss@ramllp.com

IN WITNESS WHEREOF, the Parties have executed this Agreement intending to make this a document under seal.

/s/ Marci M. Donovitz MARCI M. DONOVITZ	/s/ Mark D. Beer BIOTE CORPORATION
/s/ Marci M. Donovitz THE DONOVITZ FAMILY IRREVOCABLE TRUST	/s/ Mark D. Beer BIOTE MEDICAL, LLC
/s/ Mark D. Beer BIOTE HOLDINGS, LLC
/s/ Mark D. Beer MARC D. BEER
/s/ Teresa S. Weber TERESA S. WEBER
/s/ Mary Elizabeth Conlon MARY ELIZABETH CONLON
/s/ Steven J. Heyer HAYMAKER SPONSOR III LLC
/s/ Steven J. Heyer STEVEN J. HEYER
/s/ Ann Mooney COOLEY LLP

EXHIBIT A

BIOTE CORP.

VOTING AGREEMENT

This Voting Agreement, dated as of June 28, 2024 (this “Agreement”), is entered into by and among biote Corp., a Delaware corporation (together with any direct or indirect successor or assign thereof, the “Corporation”), and Marci M. Donovitz (“Marci”), the Donovitz Family Irrevocable Trust (“Trust,” and together with Marci and any transferee of any of the foregoing, the “Stockholders” and each a “Stockholder”), pursuant to the Settlement Agreement settling all claims between the Corporation and the Stockholders (the “Settlement Agreement”).

WHEREAS, as of the date hereof, the Stockholders are the record and beneficial owners of Class V Common Stock, par value $0.0001 per share, of the Corporation and Class A Common Stock, par value $0.0001 per share, of the Corporation, identified on Exhibit A (such shares, together with such additional shares of capital stock of the Corporation or other securities of the Corporation that they or any transferee now or may hereafter hold record or beneficial ownership of from time to time, and any and all other shares of capital stock or other securities (whether of the Corporation, any successor thereto or any other Person (as defined below)) issued in respect thereof in any manner, including, without limitation, whether by dividend, stock dividend, liquidating distribution, reclassification, exchange, combination, subdivision, redemption, recapitalization, merger, consolidation, division, conversion, domestication, transfer, continuance, dissolution, liquidation or winding up, operation of law, similar event or otherwise, the “Subject Shares” and any such transaction or similar event or transaction, a “Reorganization”); and

WHEREAS, the parties hereto desire to enter into this Agreement in connection with the resolution of certain matters, pursuant to the Settlement Agreement, and in order to govern the Subject Shares from and after the date hereof.

NOW, THEREFORE, the parties hereto agree as follows:

1.
Irrevocable Proxy. Each Stockholder hereby irrevocably appoints the Chief Executive Officer of the Corporation (or, if at any time there is no Chief Executive Officer in office or if the Chief Executive Officer is unable to act, the longest tenured senior executive officer of the Corporation then in office) (the “Proxyholder”), and any designee of the Proxyholder, each as the sole and exclusive attorney-in-fact and proxy of such Stockholder, with full power of substitution and re-substitution, to exercise all of such Stockholder’s voting, consent (whether pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) or otherwise) and related rights with respect to any and all Subject Shares that such Stockholder now or may hereafter hold record ownership or beneficial ownership of from time to time, in accordance with this Agreement and the Settlement Agreement. Each Stockholder hereby acknowledges and agrees that the proxy and power-of-attorney provided herein (this “Proxy”) are irrevocable to the extent permitted under Section 212 of the DGCL, are coupled with an interest and shall continue in effect at any time when any Subject Shares are held of record or beneficially owned by such Stockholder or any transferee thereof (which period of effectiveness of this Proxy may, for the avoidance of doubt, exceed a period of three years). Without limiting the foregoing, each Stockholder hereby acknowledges and agrees that this Proxy shall survive such Stockholder’s death, disability or incapacity (in the case of an individual) or any Reorganization involving any Stockholder (in the case of any other Person) and shall survive the transfer of any of the Subject Shares. The Proxyholder will be empowered at any time from and after the date hereof, in a manner consistent with this Agreement but otherwise in its sole and absolute discretion to vote or cause to be voted all of the Subject Shares at every annual or special meeting of the Corporation’s stockholders on all matters in respect of which the Subject Shares are entitled to vote and at every adjournment or postponement thereof, and take every action or approval by consent of the Corporation’s stockholders (and execute and deliver any and all such consents) in respect of which the Subject Shares are entitled to consent in lieu of a meeting of stockholders.
2.
Voting. At every meeting of the stockholders of the Corporation called in any manner, and at each and every adjournment or postponement thereof, and on each and every action or approval by consent of the stockholders of the Corporation in lieu of a meeting of stockholders, Proxyholder, on behalf each Stockholder, shall vote or cause to be voted (or give consent or cause consent to be given with respect to) all of the Subject Shares that each Stockholder is entitled to vote or cause to be voted on each proposal or other matter on which stockholders are required or permitted to vote in the same proportion as the votes cast by the stockholders entitled to vote thereon (other than the Subject Shares). For the avoidance of doubt, to the extent applicable at any time, on each and every action or approval by consent of the stockholders of the Corporation in lieu of a meeting of stockholders, the Proxyholder, on behalf of each Stockholder, shall duly execute and deliver a consent (or cause a consent to be duly executed and delivered) consenting to such action or approval with respect to a number of the Subject Shares equal to the product of (i) the number of Subject Shares then subject to this Agreement times (ii) a fraction, (x) the numerator of which is the number of votes represented with respect to such action or approval by the outstanding shares of capital stock of the Corporation (other than the Subject Shares) that have consented to such action or approval from time to time and (y) the denominator of which is the number of votes represented with respect to such action or approval by all outstanding shares of capital stock of the Corporation (other than the Subject Shares). Any vote purportedly cast (or action by consent in lieu of a meeting of stockholders purportedly taken) by a Stockholder in violation of this Agreement shall be null and void ab initio and of no force and effect. The Proxyholder, on behalf of each Stockholder, shall cause each of the Subject Shares to be present and counted for purposes of establishing a quorum at each and every meeting of the stockholders of the Corporation called in any manner, and at each and every adjournment or postponement thereof.
3.
Representations, Warranties and Covenants of the Stockholders. Each of the Stockholders hereby represents and warrants to the Corporation, as to such Stockholder, that (a) as of the date hereof, such Stockholder owns beneficially and of record the Subject Shares set forth opposite such Stockholder’s name on Exhibit A hereto, (b) such Stockholder has the power and authority or legal capacity, as applicable, to enter into and perform all of such Stockholder’s obligations under this Agreement, (c) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.
4.
Certain Agreements & Acknowledgements. To the fullest extent permitted by law, each Stockholder hereby acknowledges and agrees, to the extent that, at law or in equity, the Proxyholder has any duties (fiduciary or otherwise) or liabilities relating thereto, (a) the Proxyholder shall not be liable to any Stockholder for actions taken by the Proxyholder pursuant to provisions of this Agreement, and (b) the duties of the Proxyholder are expressly disclaimed by each Stockholder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Proxy or this Agreement with respect to the Proxyholder. Each Stockholder hereby acknowledges and agrees that none of the Corporation, Proxyholder, any of their respective affiliates, any director, officer, manager, partner, agent or representative of any of the foregoing or any other Person made any representations or warranties, and that such Stockholder relied on no such representations or warranties, regarding the voting of the Subject Shares pursuant to this Proxy or any other matter in connection with such Stockholder’s execution of and entry into this Proxy. Each Stockholder acknowledges and agrees that the Proxyholder is a direct third-party beneficiary of this Agreement.
5.
Transfer Restrictions. Any obligation of a Stockholder hereunder shall be binding upon such Stockholder’s successors and assigns. From and after the date hereof, no Stockholder will, directly or indirectly (by merger, consolidation, other Reorganization, operation of law or otherwise), (i) transfer, sell, assign, dispose, donate, pledge, bequest, hypothecate, convey, encumber or otherwise dispose of any of such Stockholder’s Subject Shares or any interest therein by any means whatsoever (a “Transfer”), (ii) deposit (or permit the deposit of) any Subject Shares in a voting trust, (iii) grant any proxy or power-of-attorney with respect to such Stockholder’s Subject Shares or (iv) enter into any voting agreement or similar agreement with respect to any of such Stockholder’s Subject Shares, except with the prior written consent of the Corporation. If a Stockholder carries out any of the actions described in the foregoing subclauses (i) through (iv) without the prior written consent of the Corporation, or orders or permits any Person to carry out any of those actions, such action shall be null and void ab initio and of no force and effect. Each Stockholder shall submit any certificate(s) representing such Stockholder’s Subject Shares to be submitted to the appropriate officer or agent of the Corporation for the impression thereon of a legend reflecting the restrictions on transfer set forth in this Agreement.
6.
Amendment. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid unless the same is in writing and signed by each Stockholder and by the Corporation.
7.
Choice of Law; Exclusive Forum. This Agreement, this Proxy and each transaction, action and matter arising out of or related hereto shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. The parties hereto agree that William B. Chandler III (“Chandler”) will have exclusive jurisdiction over all controversies, disputes or claims arising from or relating to this Agreement, or breach of it. If the parties cannot resolve a dispute over language contained in the Agreement, or the Parties’ obligations created or affirmed by this Agreement, the parties will submit the dispute to Chandler for a final and non-appealable decision. If Chandler is unavailable to resolve such dispute due to incapacity, death or otherwise, then the dispute will be submitted to Stephen P. Lamb (“Lamb”) or, if neither of Chandler or Lamb are available due to incapacity, death or otherwise, another mutually agreeable former member of the Delaware Court of Chancery, Superior Court’s Complex Commercial Litigation Division or Supreme Court (together, “Alternatives”), who will have the same authority as Chandler would have. If none of those Alternatives are available to resolve such dispute due to incapacity, death or otherwise, the parties hereto agree that any and all controversies, disputes or claims arising from or relating to this Agreement, or breach of it, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware’s Complex Commercial Litigation Division or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court of the District of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts from it) in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served by mail or similar means on any party hereto anywhere in the world, whether within or without the jurisdiction of such court.
8.
Specific Remedies. Each Stockholder hereby agrees and acknowledges that the Corporation and each other Proxyholder would be irreparably harmed in the event of a breach by such Stockholder of such Stockholder’s obligations hereunder, that monetary damages may not be an adequate remedy for such breach and that the Corporation and each Proxyholder shall be entitled to specific performance or injunctive relief, without the need to post a bond or other security, in addition to any other remedy that the Corporation and each Proxyholder may have at law or in equity, in the event of such breach.
9.
Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

“beneficial ownership” shall have the meaning defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended.

“Person” means a company, a joint venture, a corporation (including any non-profit corporation), an estate, a firm, an association, a trust, a partnership (general or limited), a limited liability company, a limited liability partnership, an unincorporated organization or any other entity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of undersigned has executed this Agreement as of the date first-above written.

biote Corp.

By: /s/Marc D. Beer

Name: Marc D. Beer

Title: Chairman

Stockholders:

Marci M. Donovitz

/s/Marci M. Donovitz

Marci M. Donovitz

The Donovitz Family Irrevocable Trust

By: /s/ Marci M. Donovitz

Marci M. Donovitz

Trustee

Exhibit A

Stockholder	Shares of Class A Common Stock	Shares of Class V Common Stock
Donovitz Family Irrevocable Trust	0	8,293,220